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Exhibit 10.25

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is among Anthem, Inc., an Indiana mutual insurance company (the "Company"), with offices located at 120 Monument Circle, Indianapolis, Indiana, Trigon Healthcare, Inc., a Virginia Corporation ("Trigon"), with offices located at 2015 Staples Mill Road, Richmond, Virginia, and Thomas R. Byrd (the "Executive"), dated as of the 7th day of June, 2002.

W I T N E S S E T H:

        WHEREAS, the Executive is currently employed as Senior Vice President and Chief Financial Officer of Trigon, and is a party to the Executive Continuity Agreement between Trigon and the Executive, dated February 20, 2002 (the "Executive Continuity Agreement"), as well as the Employment Agreement between Trigon and the Executive, dated April 29, 1998 (collectively with the Executive Continuity Agreement, the "Trigon Agreements");

        WHEREAS, pursuant to the Agreement and Plan of Merger dated as of the date hereof among the Company, AI Sub Acquisition Corp. ("Merger Sub") and Trigon (the "Merger Agreement"), Trigon will be merged with and into a subsidiary of the Company which will survive as a wholly owned subsidiary of the Company (the "Merger");

        WHEREAS, the Company (which hereinafter also includes subsidiaries of the Company) desires to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive is willing to serve in the employ of the Company on a full-time basis for such period, all in accordance with the terms and conditions contained in this Agreement; and

        WHEREAS, the Company, Trigon and the Executive entered into an Employment Agreement, dated as of April 27, 2002, which they desire to replace in its entirety and supercede with this Agreement, which constitutes the entire employment agreement of the parties and supersedes all prior employment agreements addressing the terms, conditions, and issues contained herein (except as provided herein in Section 30);

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

        1.    Title and Condition of Employment. The Company hereby employs the Executive as Vice President and General Manager in the Southeast Region of the Company and the Executive hereby accepts such employment for the period provided for in Section 2, all upon the terms and conditions contained in this Agreement. This Agreement shall be effective as of the Closing Date (as defined in the Merger Agreement), and, as of the Closing Date, shall replace and supersede the Trigon Agreements, except as set forth in Section 30. Notwithstanding the foregoing, Executive agrees that for purposes of the vesting of Trigon stock options provided in Section 5.3 of the Executive Continuity Agreement or in any other benefit, plan or award agreement, stockholder approval of the Merger ("Stockholder Approval") shall not constitute a Change in Control (as defined in the Executive Continuity Agreement); provided that all the Trigon stock options held by the Executive shall vest upon the Effective Time (as defined in the Merger Agreement); provided further, that in the event Executive's employment is terminated other than For Cause or for death or Disability (as defined below) following Stockholder Approval, all unvested Trigon stock options shall become fully vested upon such termination. Executive agrees that he will exercise no more than 50% of his currently vested Trigon options (excluding any Trigon options the exercise period of which expires prior to the Effective Time) prior to the Closing Date. With the exception of the Executive's waivers contained in the two preceding sentences, this Agreement shall be of no effect unless, and until, the Merger is consummated. This Agreement will be void ab initio and of no further force or effect in the event the Merger Agreement is terminated. As a condition to the Executive's employment, the Executive affirms and represents that except for the Trigon Agreements which will terminate pursuant to this Section 1 as of the Effective Time, the Executive is under no obligation to any former employer or other person which is in any way inconsistent with, or which imposes any restriction upon, the employment of the Executive by the Company or the Executive's undertakings under this Agreement.

        2.    Term of Employment. Unless sooner terminated pursuant to Section 7, the term of the Executive's employment under this Agreement shall be for a period commencing on the Closing Date and ending on the second anniversary thereof, (the "Term").

        3.    Duties. During the Term, the Executive shall serve as Vice President and General Manager in the Southeast Region and shall provide executive, administrative and managerial services consistent with such position and perform such other reasonable employment duties the Company may from time to time prescribe. The Executive shall also serve as a director of any of the Company's subsidiaries to which he is elected.

        The Executive shall, except to the extent approved by the Company, (i) devote his full-time to the services required of the Executive, (ii) render his services exclusively to the Company, and (iii) use his best efforts, judgment, and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of the Executive's position. The Executive may serve on boards of directors or advisory boards of businesses that are not competitors of the Company or which do not create a conflict of interest or on the boards of civic and not for profit organizations including, without limitation, those boards on which he is serving as of the date hereof. The Executive will disclose in writing such memberships to the Company as soon as practicable following the execution of this Agreement and shall disclose such information, at least, annually thereafter.

        4.    Compensation. As compensation for the services to be performed by the Executive during the Term, the Company shall provide to the Executive:

          (a)  Cash Pay Mix

                i.  From the Closing Date until December 31, 2002, the Company shall pay to the Executive the Base Salary, Target Annual Bonus and Target Long Term Incentive "LTIP" pursuant to the Current Trigon Cash Pay Mix set forth on Exhibit A;

              ii.  From January 1, 2003 to December 31, 2003, the Company shall pay to the Executive either the Base Salary, Target Annual Bonus, Target Maximum Bonus and LTIP pursuant to the Proposed Anthem Cash Pay Mix set forth on Exhibit A or the Base Salary, Target Annual Bonus and LTIP pursuant to the Current Trigon Cash Pay Mix, pursuant to the Employee's prior written election delivered to the Company no later than December 1, 2002;

              iii.  From January 1, 2004 onward, the Company shall pay to the Executive the greater of the Base Salary, Target Annual Bonus, Target Maximum Bonus and LTIP pursuant to the Proposed Anthem Cash Pay Mix or the cash pay mix for similarly situated executives of the Company.

          (b)  Option Grants

                i.  During 2003, the Executive shall be granted an option to purchase the number of shares of common stock of the Company set forth on Exhibit A pursuant to the terms of the Company's 2001 Stock Incentive Plan on terms consistent with 2003 stock option grants made to similarly situated executives of the Company, on a date no later than the date the 2003 stock option grants are made to such executives.

              ii.  During 2004, the Executive shall receive option grants on a basis consistent with option grants made to similarly situated executives of the Company.

          (c)  Should the Company elect to increase any element of the Executive's compensation during the Term, the Agreement shall be deemed amended to incorporate the new increased Base Salary or Target Annual Bonus or Target Long-Term Incentive effective as of the date specified for the increase. The payment of any compensation hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, and shall be paid in accordance with the Company's normal payroll and incentive administration practices as they may exist from time to time.

        5.    Benefits. In addition to the payments set forth in Section 4, the Executive shall:

          (a)  be eligible to participate in all fringe benefits, paid time off program, incentive plans, and retirement programs, both tax-qualified and non-qualified, that may be provided by the Company for its executives, in accordance with the provisions of any such programs or plans;

          (b)  be eligible to participate in any life, disability or other similar insurance plans, medical and dental plans or other employee welfare benefit plans that may be provided by the Company for its executives, in accordance with the provisions of any such plans; and

          (c)  be eligible to participate in any postretirement medical coverage comparable to the plan that is provided by the Company for its executives, in accordance with the provisions of such plans, as in effect on the date hereof, but with the payment of whatever contribution that the Company requires that other such retirees would pay for such coverage.

        6.    Expenses. The Company shall, in accordance with and to the extent of its policies, pay all ordinary and necessary business expenses incurred by the Executive in performing his duties as an executive. The Executive shall account promptly for all such business expenses in the manner prescribed by the Company.

        7.    Termination. The Executive's employment shall be terminated upon the occurrence of any of the following:

          (a)  the death of the Executive;

          (b)  the Executive's disability (as such term is defined in the Company's executive long-term disability plan) ("Disability");

          (c)  the termination of employment by the Executive for any reason

          (d)  the termination of employment by the Company For Cause (as defined below);

          (e)  the termination of employment by the Company other than For Cause.

        The term "For Cause" or "Cause" shall mean a reasonable determination by the Company that the Executive (i) has been convicted of a felony, (ii) has engaged in an activity which, if proven in a criminal proceeding, could result in conviction of a felony involving dishonesty or fraud, or (iii) has willfully engaged in gross misconduct likely to be materially damaging or materially detrimental to the Company. In order to be effective, the Company must give the Executive at least sixty (60) calendar days advance written notice of its intent to terminate his employment "For Cause" setting forth the specific action(s) by the Executive which triggered the notice and such written notice must be received by the Executive no more than one hundred eighty (180) calendar days after the Company learned of the action(s) giving rise to the "For Cause" termination.

        8.    Death of the Executive. In the event the Executive's employment is terminated as a result of the Executive's death, except as otherwise provided herein, the estate of the Executive shall be entitled to receive the Executive's Base Salary for a period of the lesser of six (6) months or the unexpired portion of the Term plus an amount equal to fifty percent (50%) of Target Annual Bonus and Target Long-Term Incentive for the year of death.

        9.    Disability of the Executive. In the event the Executive's employment is terminated as a result of Disability, except as otherwise provided herein, the Executive shall be entitled to receive his Base Salary and medical and dental benefits for a period of the lesser of six (6) months or the unexpired portion of the Term, plus an amount equal to fifty percent (50%) of Target Annual Bonus and Target Long-Term Incentive for the year of Disability, reduced by any payments received by the Executive under the Company's executive long-term disability plan.

        10.  Executive-Initiated Termination or Company-Initiated For Cause. If the Executive terminates this Agreement for any reason or the Company terminates this Agreement For Cause, except as otherwise provided herein, the Company shall have no further obligations and liabilities under this Agreement after the termination of employment.

        11.  Termination Other Than For Cause. In the event the Executive's employment is terminated by the Company other than For Cause, except as otherwise provided herein, the Company shall have no further obligations or liabilities under this Agreement except that the Company shall pay, for the greater of one (1) year or the remainder of the Term, the following to the Executive if the Executive satisfies the terms of Section 13:

          (a)  the Executive's Base Salary;

          (b)  all unvested, prior Long-Term Incentive awards;

          (c)  the Annual Bonus and Long-Term Incentive awards for the year of termination, based upon the achievement of the performance goals (or, in the year in which the Closing Date occurs, based upon target performance, if greater) for the plans for the entire year of termination prorated to reflect the full number of months the Executive was employed during that year;

          (d)  an amount equal to fifty percent (50%) of any Target Annual Bonus and Target Long-Term Incentive opportunity which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's termination of employment; and

          (e)  the medical and dental plan benefits for which the Executive would otherwise have been eligible to receive as of the effective date of the Executive's termination of employment.

        12.  Payment of Compensation Described in Section 8, 9 or 11. The compensation items specified in Section 8, 9 or 11 shall be paid as follows:

          (a)  the Base Salary shall be paid over the remaining Term or any other period as described in Section 8, 9 or 11 in accordance with the Company's normal payroll practices;

          (b)  the current and future Annual Bonus and Long-Term Incentive awards and opportunities shall be paid within ninety (90) days after the end of the calendar year for which the incentive applied; and

          (c)  the prior unvested Long-Term Incentive awards shall be paid within ninety (90) days after the termination of employment.

        13.  Execution of Release. As a condition of receiving the compensation and benefits described in Sections 9 or 11, the Executive shall first execute a release of any and all claims arising out of the Executive's employment with the Company or the Executive's separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting only claims arising out of the alleged breach of this Agreement or of any other written contract between the Executive and the Company. Such release shall be substantially in the form attached as Exhibit B.

        14.  Protection of the Company's Business. The Executive acknowledges that in the course of his employment he will acquire knowledge of trade secrets and confidential data of the Company. Such trade secrets and confidential data may include, but are not limited to, confidential product information, provider contracts, customer lists, technical information, methods by which the Company proposes to compete with its business competitors, strategic and business plans, confidential reports prepared by business consultants which may reveal strengths and weaknesses of the Company and its competition and similar information relating to the Company. The Executive, in order to perform his obligations under this Agreement, must necessarily acquire knowledge of such trade secrets and confidential data, all of which the Executive acknowledges are not known outside the business of the Company, are known only to a limited group of its top executives and directors, are protected by strict measure to preserve secrecy, are of great value to the Company, are the result of the expenditure of large sums of money, are difficult for an outsider to duplicate, and disclosure of which would be extremely detrimental to the Company. The Executive covenants to keep all such trade secrets or confidential data secret and not to release such information to persons not authorized by the Company to receive such secrets and data, both during the term of this Agreement and at all times following its termination. The Executive acknowledges that trade secrets and confidential data need not be expressly marked as such by the Company.

        15.  Documents, Etc. All records, files, documents, equipment and the like shall be, and remain, the sole property of the Company. The Executive, on the termination of his employment, shall immediately return to the Company all such items without retention of any copies.

        16.  Limited Non-Competition. During the Executive's employment and for a limited time thereafter, the Company must protect its legitimate business interests by limiting the Executive's ability to compete with the Company. This limited non-competition provision is drafted narrowly so as to be able to safeguard the Company's legitimate business interests while not unreasonably interfering with the Executive's ability to obtain other employment. The Company does not intend, and the Executive acknowledges, that this limited non-competition provision is not an attempt to prevent the Executive from obtaining other employment. The Executive further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the parties stipulate shall not be deemed an attempt to prevent the Executive from obtaining other employment.

          (a)  During Employment By Company. During the Executive's employment, Executive shall not, directly or indirectly, have any ownership interest in, work for, advise, manage, or act as an agent or consultant for, or have any business connection or business or employment relationship with any person or entity that competes with the Company or that contemplates competing with the Company without the prior written approval of the Company.

          (b)  During Post-Employment Period. For a period of one (1) year after the Executive's termination of employment (regardless of the reason), or for the duration of the Executive's receipt of Base Salary under Section 11, whichever is longer, the Executive shall not:

              (i)  (A) directly or indirectly have any ownership interest in any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by the Company, in any jurisdiction in which the Company operates or in which the Company reasonably expects to operate pursuant to provisions of a strategic plan adopted by the Board of Directors;

                    (B) directly or indirectly have any ownership interest in any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by the Company, within the geographical area in which the Executive has been performing services on behalf of the Company or for which he has been assigned responsibility at any time within the twenty-four (24) months preceding his termination;

            (ii)  (A) in a competitive capacity, directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or business or employment relationship with any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by the Company, in any jurisdiction in which the Company operates or in which the Company reasonably expects to operate pursuant to provisions of a strategic plan adopted by the Board of Directors;

                    (B) in a competitive capacity, directly or indirectly work for, advise, manage, or act as an agent or consultant for or have any business connection or business or employment relationship with any entity or person engaged in development or sale of a product or service which competes with or is substantially similar to any product or service sold by the Company, within the geographical area in which the Executive has been performing services on behalf of the Company or for which the Executive has been assigned responsibility at any time within the twenty-four (24) months preceding his termination;

            (iii)  (A) directly or indirectly market, sell or otherwise provide any product or service which is competitive with or substantially similar to any product or service sold by the Company, to any customer of the Company with whom the Executive has had contact (either directly or indirectly) or over which he has had responsibility at any time within the twenty-four (24) months preceding his termination;

                    (B) directly or indirectly market, sell or otherwise provide any product or service which is competitive with or substantially similar to any product or service sold by the Company, to any customer of the Company; or

            (iv)  directly or indirectly, on behalf of the Executive or any third party, make any business contacts with, solicit or accept business from any customer of the Company for any product or service which is competitive with or substantially similar to any product or service sold by the Company;

          (c)  Separate and Several Covenants. The Executive acknowledges that after termination of his employment, he will inevitably possess trade secrets and confidential data of the Company which he would inevitably use if he were to engage in conduct prohibited as set forth above, and such use would be unfair to and extremely detrimental to the Company. The Executive further acknowledges that in view of the benefits provided him by this Agreement, such conduct on his part would be inequitable. Accordingly, the Executive separately and severally covenants for the benefit of the Company to keep each of the covenants described in this Section 16 for the period specified above.

          (d)  Acknowledgment of the Company's Superseding Interest in Protecting its Business. The Executive recognizes that personal relationships between the Company, its employees and customers are essential to the Company's business operations and that the Company furthers such relationships by investments of time and money. The Executive recognizes that this Agreement is reasonably necessary to protect the Company's legitimate interest in its customers, and to protect the Company's confidential information and goodwill, and acknowledges that nothing contained in this Agreement shall unreasonably alter the Executive's ability to obtain a livelihood or preclude the Executive from engaging in his profession. The Executive, therefore, acknowledges that the Company's interest in maintaining its relationships with its established customers for at least one (1) year after termination of the Executive's employment, or for the duration of the Executive's receipt of Base Salary under Section 11, whichever is longer, supersedes any interest of the Executive in soliciting, servicing, or accepting the Company's customers on behalf of any entity other than the Company during that period of time.

          (e)  Publicly Traded Stock. Nothing in the foregoing provisions of this section prohibits the Executive from purchasing for investment purposes only, any stock or corporate security traded or quoted on a national securities exchange or national market system.

          (f)    Maximum Application. The parties expressly agree that the terms of this limited non-competition provision under this section are reasonable, enforceable, and necessary to protect the Company's interests, and are valid and enforceable. In the unlikely event, however, that a court of competent jurisdiction were to determine that any portion of this limited non-competition provision is unenforceable, then the parties agree that the remainder of the limited non-competition provision shall remain valid and enforceable to the maximum extent possible.

        17.  Other Limited Prohibitions. During the Executive's employment and for one (1) years after termination, or for the duration of the Executive's receipt of Base Salary under Section 11, whichever is longer, the Executive shall not:

          (a)  request or advise any customer of the Company, or any person or entity having business dealings with the Company, to withdraw, curtail or cease such business with the Company;

          (b)  disclose to any person or entity the identities of any customers of the Company, or the identity of any persons or entities having business dealings with the Company; or

          (c)  directly or indirectly influence or attempt to influence any other employee of the Company to separate from the Company.

        18.  Specific Enforcement/Injunctive Relief. The Executive agrees that it would be difficult to measure damages to the Company from any breach of the covenants contained in Sections 14 through 17, but that such damages from any breach would be great, incalculable and irremediable, and that damages would be an inadequate remedy. Accordingly, the Executive agrees that the Company may have specific performance of the terms of this Agreement in any court permitted by this Agreement. In addition, if the Executive violates the non-competition provisions of Section 16 or 17, the Executive agrees that any period of such violation shall be added to the term of the non-competition. For example, if the Executive violates the provision for three (3) months, the Company shall be entitled to enforce the non-competition provision for one (1) years, or for the duration of the Executive's receipt of Base Salary under Section 11, plus three (3) months post-termination. In determining the period of any violation, the parties stipulate that in any calendar month in which the Executive engages in any activity violative of the non-competition provision, the Executive is deemed to have violated the non-competition provision for the entire month, and that month shall be added to the duration of the non-competition provision as set out above. The parties agree however, that specific performance and the "add back" remedies described above shall not be the exclusive remedies, and the Company may enforce any other remedy or remedies available to it either in law or in equity including, but not limited to, temporary, preliminary, and/or permanent injunctive relief.

        19.  Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement which shall be given effect independently of the invalid provisions and, in such circumstances, the invalid provision is severable.

        20.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of Indiana. The parties expressly agree that it is appropriate for Indiana law to apply to: (i) the interpretation of the Agreement; (ii) any disputes arising out of this Agreement; (iii) any disputes arising out of the employment relationship of the parties; and (iv) any and all other disputes between the parties.

        21.  Choice of Forum. The Company is based in Indiana, and the Executive understands and acknowledges the Company's desire and need to defend any litigation against it in Indiana. Accordingly, the parties agree that any claim of any type brought by the Executive against the

Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division.

        The Executive further understands and acknowledges that in the event the Company initiates litigation against the Executive, the Company may need to prosecute such litigation in the Executive's forum state, in the State of Indiana, or in such other state where the Executive is subject to personal jurisdiction. Accordingly, the parties agree that the Company can pursue any claim against the Executive in any forum in which the Executive is subject to personal jurisdiction. The Executive specifically consents to personal jurisdiction in the State of Indiana.

        22.  Mandatory Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, other than a claim arising out of the Executive's breach of the confidentiality and non-competition provisions of Sections 14 through 18, shall be settled by arbitration in Indianapolis, Indiana, in accordance with the Rules of the American Arbitration Association before arbitrators who are licensed to practice law. The arbitrator or arbitrators shall apply the substantive law of Indiana or federal law, or both, as applicable to the dispute. Any award entered shall be final, binding and nonappealable, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

        In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by Bank One Indiana, NA, and in effect as of the date the payment was first due.

        23.  Non-Jury Trials. Notwithstanding the provisions of Sections 18 and 22 above, and if the provisions of Section 18 or 22 above are not enforceable, the Executive expressly waives any rights to a jury trial and agrees that any claim of any type made against the Company or its agents or executives (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

        24.  Nonalienation of Benefits. Except as may otherwise be required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, bankruptcy or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

        25.  Legal Fees and Cost. All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with contesting or disputing any termination of employment, in seeking to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, shall be paid by the Company, to the extent permitted by law, provided that the Executive makes a formal written settlement demand prior to trial or arbitration and is ultimately successful, in obtaining through trial or arbitration more than fifty percent (50%) of the monetary relief sought, in his final written settlement demand exclusive of attorney's fees. Notwithstanding the foregoing provisions of this Section, if any dispute arises in connection with the enforcement or interpretation of the Executive's rights under this Agreement as they pertain to payments made with reference to the Executive Continuity Agreement, the Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with such dispute, irrespective of the outcome of such dispute.

        26.  Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and will be deemed to have been given when delivered in person (to the Executive if such notice is for the Executive) or five (5) days following sending by overnight courier or mailing by first class, certified or registered mail, postage prepaid, to the Executive at his home address, or such addresses as the Executive shall have designated in writing, or if to the Company, to the attention of the Corporate Secretary, at the Company's principal place of business, 120 Monument Circle, Indianapolis, Indiana 46204.

        27.  Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

        28.  Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to its benefit, its successors and affiliated companies and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to the Executive, cannot be assigned by the Executive, but his personal representative shall be bound by all its terms and conditions.

        29.  Waiver and Amendments, Etc. Failure of the Company to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any terms, provisions or rights of the Company. Moreover, no modifications, amendments, extensions or waivers of this Agreement or any provisions hereof shall be binding upon the Company or the Executive unless in writing and signed by the Executive and the Company.

        30.  Complete Agreement. As of the Closing Date, this Agreement will constitute the entire employment agreement of the parties and supersedes all prior employment agreements addressing the terms, conditions, and issues contained herein, including the Trigon Agreements, including without limitation, any non-competition agreements with Trigon; provided that with respect to any payments or other amounts resulting from the Merger pursuant to the Executive Continuity Agreement or otherwise (including pursuant to the Non-Competition Agreement between the Company and the Executive, dated April 27, 2002), Article VII of the Executive Continuity Agreement shall not be superceded or replaced by this Agreement and the Company shall satisfy the obligations of Trigon under such Article which shall continue to be of full force and effect (excluding with respect to any payments or other amounts made solely under this Agreement). Nothing in this Agreement, however, affects any separate written agreements addressing other terms and conditions and issues agreed to by the parties.

        31.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the Company, Trigon and the Executive have duly executed and delivered this Agreement effective as of the day and year first above written.

THOMAS R. BYRD

/s/ THOMAS R. BYRD
ANTHEM, INC.

By:
/s/ DAVID R. FRICK
TRIGON HEALTHCARE, INC.

By:
/s/ THOMAS G. SNEAD, JR.

Exhibit A

PROPOSED COMPENSATION TERMS

Executive Retained	Current Trigon Cash Pay Mix				Proposed Anthem Cash Pay Mix
Executive	Base Salary	Annual Bonus Target %	LTIP Target %	Total Targeted Cash	Base Salary	Annual Bonus Target %	Maximum Bonus Target %	LTIP Target %*	Total Targeted Cash	Total Cash with Maximum Target Bonus**	2003 Option Grant
Byrd	$337,000	40%	25%	$556,050	$250,000	60%	120%	50%	$525,000	$675,000	10,000

*
There is no cap on the LTIP.

**
Note that this amount could be even higher, since there is no cap on the LTIP.

Exhibit B

Release and Waiver Agreement

        This Release and Waiver Agreement ("Agreement") is entered into on this    day of                        ,            , by and between Anthem, Inc., including its subsidiaries and affiliates (the "Company") and Thomas R. Byrd (the "Executive").

        NOW, THEREFORE, the parties agree to the following:

        1. The Executive and the Company acknowledge and agree that the Employee's last day of employment with the Company or one of its affiliates shall be                        . Service credit for purposes of all Company benefits, including but not limited to any pension plans maintained by the Company or its subsidiaries, shall terminate as of that date.

        2. The Company agrees that it shall pay to the Executive the amounts described in Section 9 or 11 of the Employment Agreement among the Company, Trigon and the Executive dated as of April 27, 2002 ("Employment Agreement"). All payments made pursuant to Section 9 or 11 of the Employment Agreement shall be made pursuant to Sections 12 and 13 of the Employment Agreement. The Executive shall also be entitled to any benefits described in Section 9 or 11 of the Employment Agreement for the duration noted therein.

        3. Any and all benefits not specifically discussed in this Agreement or provided by law will cease on [termination date from paragraph 1].

        4. The provisions of the Employment Agreement relating to Protection of the Company's Business, Documents, Limited Non-Competition, Other Limited Prohibitions, and Specific Enforcement (Sections 14, 15, 16, 17 and 18) shall remain in full force and effect upon termination of employment. The Executive acknowledges that he possesses trade secrets and confidential data of the Company and further acknowledges that the provisions of Sections 14 through 18 of the Employment Agreement are reasonably necessary to protect the Company's legitimate business interests, confidential data, and goodwill.

        5. The Executive hereby forever releases and waives as against the Company, and each of their directors, officers, employees and agents, any and all legal and equitable causes of action and claims which the Executive possesses, whether known or unknown, including, but not limited to, any such causes of action and claims relating to the Employee's employment with, or termination of employment from, the Company or any of its affiliates, including any and all rights, entitlements or claims under any and all federal, state and local laws and regulations, all as amended, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 and the Americans with Disabilities Act of 1990. The Executive further expressly and specifically waives any and all rights and claims under the Age Discrimination in Employment Act of 1967 and the Older Workers' Benefit Protection Act (collectively referred to as the "Act"). The Executive acknowledges and agrees that this waiver of any right or claim under the Act (hereinafter "Waiver") is knowing and voluntary, and specifically agrees as follows: that this Waiver is written in a manner which he understands; that this Waiver specifically relates to rights or claims under the Act; that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he already is entitled; and that he has been advised in writing to consult with an attorney prior to executing it. The Executive acknowledges that he understands that he has twenty-one (21) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within seven (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired and no amounts will be paid to the Executive until the seven (7) day revocation period has expired.

        7. It is understood and agreed between the Executive and the Company that this Agreement shall in no way affect any claims of the Executive arising out of Social Security, Worker's Compensation, or Unemployment Laws.

        8. The Company and the Executive agree that any breach of the terms of this Agreement may, at the Company's discretion, result in the immediate termination of any subsequent payments to be made under this Agreement. In the event of a breach of this Agreement or any dispute regarding this Agreement, the provisions of the Employment Agreement relating to Specific Enforcement/Injunctive Relief, Governing Law, Choice of Forum, Mandatory Arbitration, Non-Jury Trials, and Legal Fees and Costs (Sections 18, 20, 21, 22, 23 and 25) shall remain in full force and effect.

        9. The Executive expressly agrees that the consideration designated in this Agreement is sufficient for the terms of this Agreement. The Executive further agrees that upon the execution of this Agreement he shall keep confidential and not disclose the existence or terms of this Agreement unless compelled to do so by a court or administrative body.

        10. The rights and obligations hereunder shall not be assigned or transferred by the Executive and shall be binding upon and inure to the benefit of the Executive, his heirs, legatees and legal representatives, and the Company, its subsidiaries and affiliates, successors and assigns. No waiver of any breach of this Agreement shall be deemed or construed as a waiver of any other or subsequent breach. Any amendment of this Agreement shall be effective only if in writing and signed by both parties. If any provision of this Agreement shall be held invalid under applicable laws, such provision shall be ineffective only to the extent of any invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, whether oral or written, between the parties. The terms of this Agreement shall be governed by Indiana law. The parties represent that they have read and understood this Agreement, and the officer executing this document on behalf of the Company represents that he has the authority to do so.

        11. This Agreement shall not be effective or enforceable against the Company until the seven (7) day revocation period has expired or if the Executive revokes it no later than seven (7) days after he signs it. This revocation must be in writing and must be personally delivered, or sent by certified mail to:

                      Corporate Secretary
                      Anthem, Inc.
                      120 Monument Circle
                      Indianapolis, Indiana 46204

        12. The Executive expressly acknowledges that he understands all of the provisions of this Agreement and is voluntarily entering into this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement.

THOMAS R. BYRD

ANTHEM, INC.
By:	Printed: Title:

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  Exhibit 10.25
EMPLOYMENT AGREEMENT
W I T N E S S E T H
Exhibit A PROPOSED COMPENSATION TERMS
Exhibit B Release and Waiver Agreement